EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	John D. Hellmann, VP & CFO
(510) 222-4405

SHOE PAVILION SCHEDULES 2004 EARNINGS RELEASE AND ANNOUNCES

CHANGES IN

LEASE RELATED ACCOUNTING

Pinole, California, March 2, 2005 – Shoe Pavilion, Inc. (Nasdaq SmallCap Market: SHOE) today announced as a result of a clarification issued by the Chief Accountant of the Securities and Exchange Commission on February 7, 2005, the Company like many other retailers has reviewed its lease accounting practices.

The Company, in consultation with its independent registered public accounting firm, Deloitte & Touche LLP, intends to change its accounting practices with respect to its leases and to restate its historical financial statements. Historically, the Company had recorded its rent expense on a straight-line basis over the initial non-cancelable lease term, with the term commencing when the store opened for business. The Company now intends to correct its accounting to accelerate the recognition of rent expense on leases by recording lease expense from the time at which the Company takes possession of the property, rather than at the time the store opens for business. These adjustments are non cash in nature affecting results from continuing operations and net income. These adjustments will not affect the Company’s historical or future cash flows or the timing of payments under leases. The Company plans to release 2004 earnings on Thursday, March 17, 2005.

Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women’s, men’s and children’s designer label and name brand footwear such as Converse, Reebok, Skechers and Nine West, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 84 stores in California, Washington, Oregon and Arizona.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations. These factors include, without limitation, further examination of the Company’s accounting for operating leases, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company’s ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management’s ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.